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                                                                 EXHIBIT 10.10


                              INVENTA CORPORATION

                    EMPLOYMENT AND NONCOMPETITION AGREEMENT



     This Employment and Noncompetition Agreement (the "Agreement") is made by and between Inventa Corporation, a California corporation (the "Company") having its principal business offices at 2620 Augustine Drive, Suite 225, Santa Clara, California, 95054, and David A. Lavanty ("Executive"), an Ohio resident residing at 6479 Paderborne Circle, Hudson, Ohio, 44236 as of December 31/st/, 1998.

                                   RECITALS

     A. The Company desires to have Executive's active services as President and Chief Executive Officer for the period set forth in this Agreement.

     B. The Company and Executive desire to enter into this Agreement on the terms and conditions set forth in this Agreement and that this Agreement supersede the Employment Agreement dated December 7, 1998 in its entirety so that the Employment Agreement shall be null and void.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of Executive's continued employment by the Company, the parties hereto agree as follows:

     1.  Duties and Scope of Employment
         ------------------------------

         (a) Duties.  The Company shall employ Executive to render services to
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the Company. Executive agrees that he will devote his full business time and efforts to the business of the Company, excluding reasonable vacation and sick leave in accordance with the Company's policies. In the course of Executive's employment, Executive shall perform the duties of President and Chief Executive Officer of the Company under the direction of the Board of Directors.

         (b) Term of Employment.  Executive's employment with the Company
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pursuant to this Agreement shall be effective January 4, 1999 or such later date as Executive shall begin full-time employment with the Company, but in any event no later than January 15, 1998 (the "Effective Date") and shall continue until the three (3) year anniversary of this Agreement, or upon earlier termination in accordance with this Agreement (the "Employment Period"). This Employment Period will be automatically renewed for successive one-year periods, unless either party provides written

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notice at least thirty (30) days prior to the end of the Employment Period that such party does not wish to renew this Agreement.

         (c) Location. Executive's position as President and Chief Executive
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Officer shall be located at the offices of Inventa at 2620 Augustine Drive,
Suite 225, Santa Clara, CA 95054. Executive shall continue to physically reside in Hudson, Ohio, but will make himself available at the Company's offices at Santa Clara, California as necessary according to the Company's business circumstances and as required to fulfill the responsibilities of Executive's position.

     2.  Compensation
         ------------

         (a) Base Compensation.  The Company shall pay the Executive as
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compensation for his service a base compensation of $20,833.33 per month, which is equivalent to $250,000 on an annualized basis ("Salary") effective as of the Effective Date. Such Salary shall be reviewed at least annually and not later than January 31 of each calendar year hereafter (beginning in January, 2000) during the Employment Period and shall be increased from time to time subject to accomplishment of such performance and contribution goals and objectives as may be established from time to time by the Board of Directors in good faith consultation with Executive. Any increase to Executive's Salary shall be retroactively applied as of January 1 of the applicable calendar year. Such Salary shall be paid semi-monthly in accordance with normal Company payroll policies. The annual compensation specified in this Section 2(a), together with any increases in such compensation that the board of Directors may grant from time to time, is referred to in this Agreement as "Base Compensation."

         (b) Bonuses.  In addition to Executive's base salary, Executive shall
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be entitled to receive an annual performance bonus (the "Performance Bonus") in the maximum amount of up to $100,000 to be paid on January 15 of each calendar year hereafter (beginning on January 15, 2000), the exact amount of which will be determined in good faith by the Company's Board of Directors based on achievement of objectives met during the previous calendar period as determined by the Board of Directors in consultation with Executive. The Performance Bonus shall be subject to annual review and increase by mutual agreement, provided that Executive is employed by the Company on such dates. Executive shall be entitled to receive $25,000 at the end of each quarter as a draw against such bonus (the "Quarterly Payment"), and any amounts paid to Executive in excess of Executive's performance bonus shall be repaid to the Company by March 31 of the same year following the performance bonus determination. In the event that Executive is terminated by the Company without Cause (as hereinafter defined), Executive shall not be obligated to repay any Quarterly Payments. In addition, Executive will receive upon commencement of employment with the Company (i) a commencement bonus of $25,000 (less applicable withholdings) and (ii) $50,000, representing a guaranteed Performance Bonus for the calendar year 1999 in lieu of the Quarterly Payments for the first two quarters of 1999. Executive shall be eligible for Performance Bonuses for the third and fourth quarters of 1999.

         (c) Executive Benefits.  The Company will provide Executive four (4)
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weeks paid vacation each year, and Executive will be entitled to receive such benefits as the Company offers

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generally, including without limitation medical insurance, disability insurance, health, accident and other insurance programs, subject to any modification or alteration by the Company's Board of Directors.

         (d) Option Grant.  In connection with the commencement of Executive's
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employment, it will be recommended that the Board of Directors authorize the grant of an incentive stock option to purchase 865,000 shares of Common Stock (the "Option Shares") pursuant to the Company's applicable Stock Option Plan (the "Plan"). The exercise price of the Option Shares will be the fair market value of the Common Stock on the date of grant of the option. Such Option Shares shall vest in accordance with the following schedule: 1/4th of the Option Shares shall vest on the Effective Date, and 1/48th of the Option Shares shall vest on the one year anniversary of the Commencement Date at the end of each month thereafter, such that the Option Shares shall vest in full after four years, subject to Executive's continued employment with the Company.

         (e) Milestone Options. In connection with the commencement of
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Executive's employment, it will be recommended that the Board of Directors also authorize the grant of incentive stock options to purchase up to an aggregate of 290,000 shares of Common Stock (the "Milestone Shares") pursuant to the Plan, with such options to be granted following achievement of certain milestones as set forth below. The exercise price of the Milestone Shares shall be the fair market value of Common Stock on the date of grant of the relevant option. Options for the Milestone Shares shall be granted in accordance with the following schedule: (i) 145,000 shares shall be granted on January 31, 2001 if the Company attains revenue of at least $35 million in the calendar year 2000, and (ii) 145,000 shares shall be granted on January 31, 2003 if the Company attains revenue of at least $100 million in calendar year 2002. In the event of an initial public offering of the Company's Common Stock at a price of at least $4.00 per share and aggregate proceeds to the Company in excess of $15,000,000 (an "IPO"), options for all of the Milestone Shares will be granted prior to the closing of such IPO.

         (f) Expenses During Employment.  The Company shall reimburse the
             --------------------------
Executive for all reasonable business, entertainment and travel expenses actually incurred or paid by the Executive in the performance of his services on behalf of the Company, in accordance with the Company's expense reimbursement policy as from time to time in effect. Expense reimbursement shall include housing/hotel, meal and travel expenses in connection with Executive's commute between Hudson, Ohio and Santa Clara, California.

     3.  Termination of Employment
         -------------------------

         (a) By Death.  The Employment Period shall terminate automatically upon
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the death of the Executive. In such event, the Company shall pay to Executive's beneficiaries or his estate, as the case may be, any accrued Base Compensation, the pro rata amount of the Performance Bonus determined in accordance with
Section 2(b) above, less any Quarterly Payments, any vested deferred compensation (other than pension plan or Profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plan of the Company in which Executive is a participant to the full extent of Executive's rights under such plan, any accrued vacation pay and

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any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination (collectively "Accrued Compensation"), but no other compensation or reimbursement of any kind, including, without limitation, severance compensation, and thereafter, the Company's obligations hereunder shall terminate, except as otherwise required by existing law. Nothing in this Section shall affect any entitlement of the Executive's heirs to the benefits of any life insurance provided by the Company as act forth above.

     (b) By Disability.  If Executive is prevented from properly performing his
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duties hereunder by reason of any physical or mental incapacity for a period of more than 60 days in the aggregate in any 365-day period, then, to the extent permitted by law, the Company may terminate the Employment Period on the 60th day of such incapacity. In such event, the Company shall pay to Executive all Accrued Compensation, and shall continue to pay to Executive the Salary and the pro rata amount of the Performance Bonus determined in accordance with Section 2(b) above, less any Quarterly Payments, until such time as Executive shall become entitled to receive disability insurance payments under the disability insurance policy maintained by the Company (but not more than 90 days following termination), as well as continued medical insurance benefits coverage, including short and long-term (permanent) disability benefits, and in all other respects coverage substantially comparable to the coverage in place prior to the date of termination for twelve (12) months after the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company's obligations hereunder shall terminate. Nothing in this Section shall affect Executive's rights under any disability plan in which he is a participant or abrogate, extinguish, modify, alter, waive or release any rights Executive has under existing law, including but not limited to the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, and parallel state legislation.

     (c) By Resignation or By Company for Cause.  If Executive's employment with
         --------------------------------------
the Company terminates due to his voluntary resignation or if the Company terminates Executive's employment due to Cause (as defined below), the Company shall pay Executive all Accrued Compensation less the pro rata amount of the Performance Bonus (which shall not be paid to Executive), but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company's obligations hereunder shall terminate. Executive shall also return any Quarterly Payments received in the calendar year of Executive's termination to the Company. Termination shall be for "Cause" in the event of the occurrence of any of the following: (i) Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime which constitutes a felony in the jurisdiction involved, which conviction materially injures the Company; or (ii) Executive's commission of a material act of fraud or misappropriation of funds, whether prior to or subsequent to the date hereof, upon the Company; or (iii) gross negligence by Executive in the scope of Executive's services to the Company; or (iv) Executive's failure to follow the reasonable policies or directions of the Board of Directors of the Company; or
(v) Executive's intentional breach of any material term of this Agreement; provided

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that in the event that any of the foregoing events is capable of being cured, the Company shall provide written notice to the Executive describing the nature of such event and the Executive shall thereafter have ten (10) business days to cure such event.

     (d) By Company for Other Than Cause.  If the Company terminates Executive's
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employment with the Company for any reason Other Than Cause (as defined below),
Executive shall be entitled to receive: (i) Accrued Compensation to the date of termination; (the "Termination Date"); (ii) severance compensation equal to Executive's Base Compensation and Performance Bonus, immediately prior to the termination, for twelve (12) months after the Termination Date payable in accordance with the Company's normal payroll practice; and (iii) continued medical insurance benefits coverage, including short and long-term (permanent) disability benefits, and in all other respects coverage significantly comparable to those in place immediately prior to the Termination Date, for twelve (12) months after the Termination Date. If the Company terminates Executive's employment with the Company for any reason Other Than Cause or Executive voluntarily resigns upon a Change in Control (as defined below), (in addition to the aforementioned items) Executive's Option Shares will continue to vest for an additional twelve (12) months from the date of termination or Change in Control, as the case may be. "Other Than Cause" shall include, but not be limited to the following: (i) without the Executive's express written consent, the assignment to the Executive of any duties or the significant reduction of the Executive's duties, either of which is materially inconsistent with the Executive's position with the Company and responsibilities in effort immediately prior to such assignment, or the removal of the Executive from such position and responsibilities, which is not affected for Disability or for Cause; (ii) a material reduction by the Company in the Base Compensation and/or Performance Bonus of the Executive as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of Executive benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced (other than a nondiscriminatory reduction affecting the Company's employees generally); (iv) the relocation of the Executive, without the Executive's express written consent; or (v) a decision by the Company under Section 1(b) of this Agreement not to renew the Agreement, either after the initial three-year term or any subsequent one-year term. If Executive resigns due to one of the above enumerated factors within thirty (30) days after the date of the occurrence of one of the above enumerated factors, such resignation shall be deemed a termination by the Company for Other Than Cause and shall be governed by this Section 3(d).

     (e) Change in Control.  In the event of a Change in Control and the
         -----------------
termination of Executive's employment with the Company without Cause within one
(1) year following such Change in Control, any remaining unvested portion of Executive's Option Shares will accelerate and vest in full such that the total number of Option Shares will be immediately exercisable on the date of termination. A "Change in Control" shall mean (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including any reorganization, merger or consolidation) or (ii) a sale of all or substantially all of the assets of the Company (collectively, a "Merger") whereby the Company's stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than 50% of the voting power of the surviving or acquiring entity.

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     4.  Covenants Not to Compete or Solicit.
         -----------------------------------

         (a) Non-Competition.  The Executive agrees that he will not, while
             ---------------
employed by the Company and for a period of one (1) year following termination of such employment for any or no reason, directly or indirectly (other than on behalf of the Company), without the prior written consent of the Company, engage in a Competitive Business Activity anywhere in the Restricted Territory. Engaging in a "Competitive Business Activity" shall mean engaging in, whether independently or as an employee, agent, consultant, advisor, independent contractor, partner, stockholder, officer, director or otherwise, any business which is materially competitive with the business of the Company as conducted or actively planned to be conducted by the Company during his employment by it, provided that Executive shall not be deemed to engage in a Competitive Business Activity solely by reason of (i) owning 2% or less of the outstanding common stock of any corporation if such class of common stock is registered under
Section 12 of the Securities Exchange Act of 1934, or (ii) after the termination of his employment by the Company, being employed by or otherwise providing services to a corporation having total revenue of at least $500 million (or such lower number as may be agreed by the Company) so long as such services are provided solely to a division or other business unit of such corporation which does not engage in a business which is then competitive with the business of the Company. The term "Restricted Territory" shall mean each state of the United States, each province of Canada, and each other country in the world in which the Company, during the term of this non-competition provision, sells or markets its products and services or otherwise engages in business.

         (b) Non-Solicit of Employees. Executive agrees that he will not, while
             ------------------------
employed by the Company and for a period of one (1) year following termination of such employment:

             (i) directly solicit, encourage, or take any other action which is intended to induce any other employee of the Company or any of its subsidiaries to terminate his or her employment with the Company or any of its subsidiaries; or

             (ii) directly interfere in any manner with the contractual or employment relationship between the Company or any of its subsidiaries and any such employee of the Company or any of its subsidiaries.

             The foregoing shall not prohibit Executive or any entity with which Executive may be affiliated from hiring a former or existing employee of the Company or any of its subsidiaries, provided that such hiring does not result from the direct actions of Executive.

         (c) Non-Solicit of Customers with respect to Competitive Business
             -------------------------------------------------------------
Activity. Executive agrees that he will not, while employed by the Company and
--------
for a period of one (1) year following termination of such employment, directly or indirectly, whether for his own account or for the account of any other individual or entity, solicit the business or patronage of any customers of the Company with respect to products and/or services directly related to a Competitive Business Activity.

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         (d) Severability.  The scope of the geographic, time and subject matter
             ------------
restrictions set forth in this Section 4 are intended to conform to applicable law. If, however, a court determines that the scope of any such restriction exceeds what is permitted by law, then such restriction shall be limited or otherwise reformed as necessary to comply with and be enforceable under applicable law. If a court determines that any provision of this Section 4 is unenforceable and cannot be reformed, then such provision shall be deemed eliminated from this Section to the extent necessary to permit the remaining provisions of this Section to be enforced.

     5.  Confidential Information.
         ------------------------

         (a) Company Information.  Executive agrees at all times during the term
             -------------------
of Executive's employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. Executive understands that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive became acquainted during the term of Executive's employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known or made generally available through no wrongful act of Executive's or of others who were under confidentiality obligations as to the item or items involved.

         (b) Former Employer Information.  Executive agrees that he will not,
             ---------------------------
during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

         (c) Third Party Information.  Executive recognizes that the Company has
             -----------------------
received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive's work for the Company consistent with the Company's agreement with such third party.

     6.  Representations.  Executive represents and warrants that the execution
         ---------------
of this Agreement and the Company's Nondisclosure and Assignment of Inventions Agreement, and the performance of Executive's obligations hereunder and thereunder, will not conflict with, or result in a

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violation or breach of any other agreement to which Executive is a party, or any judgment, order or decree to which Executive is subject. It is expressly agreed that any continuing consulting services provided by Executive to Siebel Systems, Inc. shall not constitute a breach of this Agreement.

     7.  Arbitration.  Executive and Company agree that any dispute or
         -----------
controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration of a single arbitrator to be held in Santa Clara, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and each party shall separately pay counsel fees and expenses.

     8.  General Provisions
         ------------------

         (a) Governing Law; Consent to Personal Jurisdiction.  This Agreement
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will be governed by the laws of the State of California. Executive and Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed relating to this Agreement.

         (b) Entire Agreement.  This Agreement sets forth the entire agreement
             ----------------
and understanding between the Company and Executive relating to the subject matter herein, merges all prior discussions between the parties and supersedes the Employment Agreement dated December 7, 1998 entered into between the parties. No modification of or amendment to this agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by both parties hereto. Any subsequent change or changes in Executive's duties, salary or compensation will not affect the validity or scope of this agreement.

         (c) Severability.  If one or more of the provisions in this Agreement
             ------------
are deemed void by law, then the remaining provisions will continue in full force and effect.

         (d)  Successors.
              ----------

              i)  Company's Successors.  Any successor to the Company (whether
                  --------------------
direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and assets which executes and delivers an appropriate assumption agreement or which becomes bound by the terms of this Agreement by operation of law.

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         (ii) Executive's Successors. The terms of this Agreement and all rights
              ----------------------
of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successor, heirs, distributees, devisees or legatees.

     (e) Counterparts.  This Agreement may be executed in counterparts, each of
         ------------
which shall be deemed an original, but all of which together will constitute one and the same instruments.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement of the
Company by its duly authorized officer, as of the day and year first written above.



                                          DAVID A. LAVANTY, an individual

Date: 12/31/98                             /s/ David A. Lavanty
-----------------------------             -------------------------------



                                          INVENTA CORPORATION


Date: 12/31/98                            By: /s/  A. Santhanam
-----------------------------                ----------------------------
                                             Ashok Santhanam
                                             Chairman of the Board of Directors